Exhibit 10.1

SUSPENSION OF RIGHTS AGREEMENT

To: JPMorgan Chase Bank, N.A., as Administrative Agent

From: Emerson Electric Co. (the “Company”)

Date: October 12, 2021

Ladies & Gentlemen

Credit Agreement, dated as of May 23, 2018, by and among the Company, the Subsidiary Borrowers from time to time party thereto (together with the Company, the “Borrowers”), the Lenders and LC Issuers party thereto and JPMorgan Chase Bank, N.A., as the Agent (the “Credit Agreement”).

1     We are writing to you in your capacity as Agent under the Credit Agreement. Unless otherwise defined in this letter, terms defined in the Credit Agreement have the same meaning when used in this letter. The term “USD” in this letter shall mean Dollars. The term “Non-USD Currency” in this letter shall mean collectively or individually:

☒ British Pounds Sterling / GBP

☒ Euros / EUR

☒ Japanese Yen / JPY

2     The Company acknowledges (for itself and for each other Borrower) that from December 31, 2021, panel submissions for all Non-USD Currency LIBOR tenors and 1-week and 2-month USD LIBOR tenors shall cease, following which representative LIBOR rates for such currencies and tenors shall cease to be available (the “2021 LIBOR Cessation”).

3     For good and valuable consideration, including delaying the incurrence of costs required to update the terms of the Credit Agreement in connection with the 2021 LIBOR Cessation, and in lieu of amending or waiving any term of the Credit Agreement, the Company agrees (for itself and for each other Borrower) with effect from October 12, 2021 to suspend its following rights under the Credit Agreement:

a.the Company agrees (for itself and for each other Borrower) that, notwithstanding anything to the contrary in the Loan Documents, the Non-USD Currency shall not be available as an Agreed Currency under the Credit Agreement and no Lender shall be obligated to participate in any Loan or Advance under the Credit Agreement in any Non-USD Currency;

b.     the Company agrees (for itself and for each other Borrower) that, notwithstanding anything to the contrary in the Loan Documents, it shall no longer be permitted to select an Interest Period of one week or two months for any Loan or Advance in USD, in each case, without consent of the Required Lenders under the Credit Agreement (clause (a) and (b) together, the “Suspension of Rights”); and
US-DOCS\126640663.2

c.     the Company agrees (for itself and for each other Borrower) that, if a notice or instruction is given under the Credit Agreement after October 12, 2021 that selects (a) Non-USD Currency as the currency of a Loan or Advance, such notice or instruction shall be deemed to be amended to select USD as the currency of that Loan or Advance, or (b) an Interest Period under the Credit Agreement that uses one (1) week or two (2) month USD LIBOR to calculate interest, such notice or instruction shall be deemed to be amended to select an Interest Period of one (1) month and, in each case, agrees that only such amended notice or instruction will have effect under the Credit Agreement.

4    The Suspension of Rights shall cease to have effect (and all rights of the Borrowers under the Credit Agreement in respect of the terms set out in paragraph 3 above in effect immediately prior to the Suspension of Rights shall be in full force and effect) following notice from each of the Borrowers to the Agent, provided that, such notice shall only be effective if, prior to the date of such notice, amendments to the Credit Agreement to take account of the 2021 LIBOR Cessation and to replace LIBOR with an alternative benchmark with respect to Non-USD Currency Loans and Advances have become effective pursuant to and in accordance with the terms of the Credit Agreement.

5     The Company agrees (for itself and for each other Borrower) to indemnify and hold harmless the Agent and each other Indemnitee for any damage, loss, cost, liability, claim or documented and reasonable out-of-pocket expense whatsoever incurred (A) in connection with a breach, or reasonably in anticipation of a potential breach, of any Borrower’s agreements in paragraphs 3(a) and 3(b) above or (B) giving effect to the instruction of any Borrower in paragraph 3(c) above, unless directly caused by such Indemnitee’s bad faith, willful misconduct or gross negligence as determined by a court of competent jurisdiction by final and nonappealable judgment.

6     This letter is hereby designated as a Loan Document and we acknowledge that this letter will be posted to the Syndtrak site established for Lenders for the Credit Agreement. We acknowledge and agree that each Lender under the Credit Agreement may rely on and shall be a third party beneficiary of this letter.

7    Please sign and return to us the enclosed copy of this notice by way of your acknowledgement to the contents set out in this letter.

8     This letter may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

9     This letter has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of each of the Borrowers, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

10    The provisions of Section 9.11 and Section 9.12 of the Credit Agreement shall apply, mutatis     mutandis, to this letter.

[Signature Page Follows]

Very truly yours,

EMERSON ELECTRIC CO.,
as the Company

By: /s/ James H. Thomasson
Name: James H. Thomasson
Title: Vice President and Treasurer

Agreed and accepted by:
as the Company

JPMORGAN CHASE BANK, N.A.,
as Agent

By: /s/ Sean Bodkin
Name: Sean Bodkin
Title: Vice President

Signature Page to Suspension of Rights Agreement